Exhibit 4.5

AMENDMENT TO RESTATED MANAGEMENT AGREEMENT

This Amendment to the Restated Management Agreement is made as of the 19th day of November, 2005, by and between Nordic American Tanker Shipping Limited, a Bermuda company (the "Company"), and Scandic American Shipping Ltd., a Bermuda company ("Scandic").

W I T N E S S E T H:

WHEREAS, the Company and Scandic are parties to a management agreement restated as of June 30, 2004, as further amended on October 12, 2004 and April 29, 2005 (the "Restated Management Agreement"); and

WHEREAS, the Company has agreed to provide employment to Scandic employees who are not directors or executive officers of Scandic upon the termination or expiration of the Restated Management Agreement.

NOW, THEREFORE, the Company and Scandic hereby agreed as follows:

1.           Section 4(e) of the Restated Management Agreement is hereby amended to read in its entirety as follows:

"The provisions of Section 3(b) and this Section 4 and the obligations of Company under Section 6(e) shall survive any termination of this Agreement."

2.           Section 6(e) is hereby added to Section 6 of the Restated Management Agreement and shall read in its entirety as follows:

"If this Agreement is terminated by the Company pursuant to this Section 6 or for any other reason, or is not extended for any reason upon the expiration of the term of this Agreement set forth in Section 2 above, the Company shall offer employment to each person who, as of the date of this Agreement is terminated or expires, is an employee of Scandic, provided that such person is not a director or executive officer of Scandic. Employment offered pursuant to this Section 6(e) to any employee of Scandic shall be upon terms that are substantially similar in all material respects to the terms of such employee's employment with Scandic which are in effect as of the date this Agreement is terminated or expires, except to the extent such employee and the Company agree otherwise."

3.           The Restated Management Agreement shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Restated Management Agreement as of the date first above written.

/s/ illegible	NORDIC AMERICAN TANKER SHIPPING LIMITED
/s/ Sir David Gibbons
/s/ Paul J. Hopkins
/s/ illegible	By:	/s/ George Lodge
Name:
Title:

SCANDIC AMERICAN SHIPPING LTD.

/s/ Herbjørn Hansson
	By:	/s/ Andreas Ove Ugland
Name:
Title:

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